SALE AND ASSIGNMENT AGREEMENT

                      SALE AND ASSIGNMENT AGREEMENT, dated as of November 19, 1997 (the "Agreement"), by and between HARVEY R. MILLER, AS TRUSTEE FOR THE LIQUIDATION OF STRATTON OAKMONT, INC. under the Securities Investor Protection Act (the "Trustee") and INTERNATIONAL DISPENSING CORPORATION, a Delaware corporation ("IDC").

                                R E C I T A L S:

         A. On January 29, 1997, in the SIPA liquidation proceeding of Stratton Oakmont, Inc. ("Stratton Oakmont"), pending in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") SIPA Proceeding No. 97-8074A(TLB) (the "SIPA Proceeding"), the Trustee was appointed pursuant to the provisions of the Securities Investor Protection Act of 1970, 15 U.S.C. ss. 78aaa et seq. ("SIPA"), to administer the liquidation of Stratton Oakmont; and

         B. As trustee for Stratton Oakmont, the Trustee is the owner of 995,705 shares of the common stock of IDC (the "Shares"), subject to a pledge of the Shares (the "Pledge") by Stratton Oakmont in favor of Joseph Daniel Card ("Card") to secure certain obligations of Stratton Oakmont to Card; and

         C. The Shares are currently registered in the name of Card solely for purposes of perfection of the Pledge; and

         D. The Trustee has entered into a settlement agreement with Card (the "Card Agreement," the form of which is annexed hereto as Exhibit "1") providing for, inter alia, the release by Card of all right, title, and interest in the Shares, and providing further, that in consideration for such release, the Trustee may allow Card to retain, in lieu of a cash settlement payment by the Trustee, certain of the Shares (the "Card Shares") as are equal in value to $200,000, all as more fully set forth in the Card Agreement; and

         E. The Trustee has been advised that Stratton Oakmont and Reseal Food Dispensing Systems, Inc. ("RFDS") entered into an underwriting agreement pursuant to which Stratton Oakmont agreed to serve as underwriter for the sale of certain common stock and common stock purchase warrants to be issued by RFDS to the public (the "Underwriting Agreement," the form of which is annexed hereto as Exhibit "2"); and

         F. The Trustee has been advised that RFDS subsequently changed its name to IDC; and

         G. The Trustee desires to sell to IDC, or to no more than ten designees of IDC, subject to the qualification of such designees as provided herein (the "IDC Designees" and, collectively with IDC, the "IDC Purchasers"), some or all

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of the Shares, and the IDC Purchasers desire to purchase from the Trustee, such
Shares free and clear of all liens, claims, encumbrances, and interests upon the terms and conditions hereinafter set forth; and

         H. The Trustee desires to assign to IDC, and IDC desires to acquire from the Trustee, all of Stratton Oakmont's rights and interests in the Underwriting Agreement (the transferred Shares and the Underwriting Agreement are hereinafter referred to as the "Transferred Assets") free and clear of all liens, claims, encumbrances, and interests, upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, IN CONSIDERATION OF THE PROMISES, CONDITIONS, AND COVENANTS STATED HEREIN, THE PARTIES, INTENDING TO BE LEGALLY BOUND, HEREBY AGREE AS FOLLOWS:

                  1. Transfer of Shares - Upon the terms and subject to the conditions contained herein:
         (a) On the Closing Date (as such term is hereinafter defined), the Trustee shall convey to the IDC Purchasers the first delivery (the "First Delivery") of the Shares, which number of Shares shall be equal to or greater than the total amount of Shares (995,705) minus: (i) the Card Shares, and (ii) 200,000 of the Shares.
         (b) On the Final Date (as such term is hereinafter defined), the Trustee shall convey to the IDC Purchasers all of the remaining Shares then held by the Trustee (the "Final Delivery").

                  2. Assignment of Rights - Upon the terms and subject to the conditions contained herein, on the Closing Date (as such term is hereinafter defined) the Trustee shall assign to IDC all of Stratton Oakmont's right, title, and interest in its agreement with IDC evidenced by the Underwriting Agreement, including, without limitation, provisions that (i) Stratton Oakmont has an option to acquire certain securities of IDC (the Underwriter's Purchase Option as defined in the prospectus annexed hereto as Exhibit "2"); (ii) shareholders of IDC are barred from selling or otherwise trading in their stock in IDC without the prior written consent of IDC for the two years after the Effective Date as such term is defined in the Underwriting Agreement (Underwriting Agreement at P. 3(l)(1)); (iii) IDC is barred from issuing new stock (except in connection with a dividend or similar transaction) for the two years after the Effective Date (Underwriting Agreement at P. 3(l)(2)); (iv) Stratton Oakmont has the right to appoint an observer to attend meetings of IDC's board of directors for the three years after the Effective Date (Underwriting Agreement at P. 3(t)); (v) a finder's fee of 5% for the first $3 million, 4% for the next $3 million, 3% for the next $2 million, 2% for the next $2 million and 1% of the excess, if any, over $10 million will be paid to Stratton Oakmont by IDC if Stratton Oakmont introduces a merger partner (or partner to a similar transaction) to IDC for the five years after the Effective Date (Underwriting Agreement at P. 3(u)); (vi) IDC must pay Stratton Oakmont a warrant solicitation fee of 4% of the exercise price of IDC's warrants exercised at least one year after the Effective Date, subject to certain conditions and restrictions (Underwriting Agreement at P. 3(v)); (vii) Stratton Oakmont and IDC each


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indemnify the other against misrepresentations made in connection with the registration or the prospectus (Underwriting Agreement at P. 6); and (viii) for a period of 24 months from the date the offering under the prospectus was complete neither IDC nor shareholders of IDC may offer or dispose of shares of IDC common stock without the prior written consent of Stratton Oakmont (Underwriting Agreement P. 3(l)). Such sale and transfer of the Transferred Assets shall be free and clear of all liens, claims, encumbrances, and interests.

                  3. Payments for Transferred Assets - In consideration for the agreements contained herein, the IDC Purchasers shall pay the Trustee sixty cents ($0.60) (the "Purchase Price") for each Share tendered by the Trustee pursuant to the terms of this Agreement. In the event of the failure of an IDC Designee to tender the Purchase Price, IDC shall be obligated to tender such price immediately.

                  4. Qualification of IDC Designees - In order to qualify as an IDC Designee entitled to act as an IDC Purchaser hereunder, each IDC Designee shall enter into an agreement with the Trustee pursuant to which such IDC Designee shall represent, acknowledge and agree as follows: (a) such IDC Designee is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act")) thereof;
(b) such IDC Designee understands that such Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act and any applicable state securities laws, or an exemption from such registration is available; (c) such IDC Designee is an "accredited investor" within the meaning of subparagraph (a) of Rule 501 under the Securities Act; (d) such IDC Designee is aware that it may be required to bear the economic risk of an investment in such Shares for an indefinite period of time, and it is able to bear such risk for an indefinite period; (e) such IDC Designee has received adequate information, and has had an opportunity to ask questions of IDC, concerning the legal, business, and financial condition of IDC in order to make an informed decision regarding an investment in the Shares; and
(f) such IDC Designee will provide such other information as is requested by the Trustee to enable the Trustee to conclude that the sale of Shares by the Trustee to such person or entity will be exempt from the registration provisions of the Securities Act and any applicable state securities laws. The IDC Designees may appoint one entity to act as their nominee for the purpose of receiving the Shares purchased by the IDC Designees hereunder and making payment therefor, and the IDC Designees shall provide the Trustee with a written representation as to such appointment with an acknowledgment by such nominee.


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                  5. Releases - Effective upon the transfer of the First
Delivery of Shares, the payment of the Purchase Price therefor by the IDC Purchasers, and the assignment of the Underwriting Agreement (a) the Trustee hereby waives, releases, and relinquishes any and all claims, rights, or causes of action that the Trustee or Stratton Oakmont may have against IDC, its agents, principals, and affiliates, whether known or unknown, arising after January 29, 1997 through and including the date hereof, except claims arising under this Agreement; and (b) IDC hereby waives, releases, relinquishes any and all claims, rights, or causes of action that IDC may have against the Trustee or Stratton Oakmont, or their respective agents, principals, and affiliates, whether known or unknown, arising after January 29, 1997 through and including the date hereof, except claims arising under this Agreement. Notwithstanding anything in the preceding sentence to the contrary, the Trustee waives, releases, and relinquishes all claims, rights, or causes of action arising under the Underwriting Agreement and/or the remaining Transferred Assets from the date of such agreement through and including the date hereof.

                  6. Conditions Precedent - This Agreement is subject to approval by the Bankruptcy Court, and shall be of no force or effect unless and until such condition is satisfied. The Trustee shall apply to the Bankruptcy Court for approval of this Agreement as soon as is practicable following execution by both parties. In the event that the Bankruptcy Court does not approve this Agreement, this Agreement (except for this paragraph) shall be null and void and shall not be binding upon the parties hereto, and the parties reserve their rights, claims, and defenses without prejudice by reason of this Agreement or any statement made, or action or position taken, document prepared or executed in connection herewith or at the hearing, if any, before the Bankruptcy Court to consider authorization of this Agreement (none of which, in such event, be referred to, or relied upon, by any party for any purpose except as shall be specifically agreed to in writing by the parties).

                  7. Closing Date - Upon the satisfaction of the conditions herein and the receipt by the Trustee of the qualification documentation set forth in section 4 herein, the Trustee shall, on a business day (the "Closing Date") as soon as practicable following the entry by the Bankruptcy Court of an order approving this Agreement, tender the First Delivery of Shares and execute documentation evidencing the assignment of the Underwriting Agreement as provided for herein, and the IDC Purchasers shall tender the Purchase Price provided herein. The payment of the Purchase Price shall be made by wire transfer of funds to the Trustee's account.




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                  8. Outside Date and Final Date - On, or at any time prior to, the first business day (the "Outside Date") that is 180 days after the Closing Date, the Trustee may tender the Final Delivery of Shares and the IDC Purchasers shall tender the Purchase Price provided herein, provided, however, that if the Trustee proposes to tender the Final Delivery on a date prior to the Outside Date, he shall give the IDC Purchasers notice of such proposed tender no fewer than twenty days prior to such tender. Notwithstanding the foregoing, the Trustee shall tender the Final Delivery on the Outside Date if not tendered prior to such date. The payment of the Purchase Price shall be made by wire transfer of funds to the Trustee's account. The date of the Final Tender shall be the "Final Date" hereunder.

                  9. Representations - General - Each party to this Agreement hereby represents and warrants to the other parties to this Agreement that (a) such party has all power and authority necessary to enter into this Agreement, to bind all parties, persons, or entities for whom such party acts, and to carry out and perform this Agreement according to its terms; (b) this Agreement is binding and enforceable upon such party; (c) no consent, approval, authorization, or order of, and no notice to, or filing with, any court, governmental authority, person, or entity is required for the execution, delivery, and performance by such party of this Agreement that has not been obtained; (d) the execution, delivery, and performance of this Agreement will not conflict or contravene any contract obligations that such party has; (e) such party is not relying on, and expressly disclaims the existence of or any reliance upon any oral or written representation, promise, statement, opinion, or other act or omission made to such party other than those expressly set forth in writing in this Agreement, such party has received all information that is material to such party related to this Agreement, and such party has had the benefit of counsel of such party's own choice and has been afforded the opportunity to independently review and understand this Agreement, with such party's chosen counsel; (f) the parties have entered into this Agreement freely and without duress after having independently consulted with their own counsel; and (g) this Agreement has been actually negotiated by and between the parties, is jointly drafted by their respective counsel, and shall not be construed against any party hereto.

                  10. Representations - Other (a) The Trustee represents that, as of the date of the execution of this Agreement, he is unaware of any claims or causes of action held by Stratton Oakmont against IDC, its predecessors and successors, or its officers, representatives, and agents that arose on or before January 29, 1997. (b) IDC represents that, as of the date of the execution of this Agreement, (i) no amounts are currently due, owing, or payable to Stratton Oakmont under the Underwriting Agreement in respect of finders' fees, solicitation fees, or otherwise, and (ii) IDC has no plans or intention as of the date of the execution of this Agreement to undertake a merger or similar transaction with a person or entity introduced by Stratton Oakmont as would have given rise to a finders' fee payable to Stratton Oakmont under the Underwriting Agreement.

                  11. Rule 144(c) Reporting - From the date this Agreement is approved by the Bankruptcy Court through the Final Date, IDC agrees to use its


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best efforts to make and keep adequate public information regarding IDC available (as those terms are used in Rule 144(c) under the Securities Act) and file with the Securities and Exchange Commission in a timely manner all reports and other documents required of IDC under the Securities Act and the Securities Exchange Act of 1934, as amended.

                  12. Governing Law - This Agreement is made and performable in New York County, New York. This Agreement will be governed and construed in accordance with the laws of the State of New York, without giving effect to the conflict of laws rules of New York.

                  13. Venue and Jurisdiction - All actions against any party to this Agreement arising under or relating in any way to this Agreement shall be brought exclusively in the United States Bankruptcy Court for the Southern District of New York. Each of the parties agrees to submit to the personal jurisdiction of, and to waive any objection to venue in, such court.

                  14. Waiver of Jury Trial - TO THE FULL EXTENT PERMITTED BY LAW, EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS AGREEMENT, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES' ENTRY INTO THIS AGREEMENT.

                  15. Successors and Assigns - This Agreement shall continue perpetually and shall be binding upon the parties hereto and their respective heirs, personal representatives, administrators, successors and assigns (collectively, "Successors") and shall inure to the benefit of the Parties' respective Successors.

                  16. Good Faith Cooperation - The parties to this Agreement agree to cooperate in good faith to take all necessary steps to effectuate all terms and conditions of this Agreement.

                  17. Counterparts - This Agreement may be executed by the parties hereto in separate counterparts, each of which, when so executed and delivered by one or more parties shall be deemed an original, and all of which counterparts shall together constitute one and the same instrument.

                  18. Entire Agreement - This Agreement represents the entire agreement of the parties hereto and the terms are contractual and not mere recitals. This Agreement may not be amended, altered, or modified or changed in any way except in a writing signed by each of the parties to this Agreement. The parties hereto further agree that in the event of any subsequent litigation, controversy, or dispute concerning any of the terms, conditions, or provisions


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of this Agreement, neither party shall be permitted to offer or introduce any oral evidence concerning other oral promises or oral agreements between the parties relating to the subject matter of this Agreement not included or referred to herein and not reflected by a writing signed by each of the parties.












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         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first written above.







/s/ Harvey R. Miller                        /s/ Jon Silverman
--------------------------------------      ------------------------------------
Harvey R. Miller,                           International Dispensing Corporation
  As Trustee for Stratton Oakmont, Inc.     By: Jon Silverman
                                            Title: President